Exhibit 10.69

April 3, 2014

Mr. Brad Sell

c/o Kids Line/CoCaLo

Dear Brad:

I would like to congratulate you on your recent promotion to President, Kids Line/CoCaLo (Soft Home). As approved by the Compensation Committee of the Board of Directors of Kid Brands, Inc. (the “Company”), and as discussed, this letter serves to confirm the following:

Base Salary: $275,000 per year, effective as of January 29, 2014

IC Bonus: 30% target (0-60% range); based on attainment of Soft Home EBITDA target or other factors determined by Compensation Committee of the Board; to be eligible for bonus, you must be actively employed in good standing at the time of payment (typically March for prior fiscal year).

Bonus Guarantee: For 2014 only, the bonus referenced in IC bonus above will be guaranteed at a minimum bonus of $35,000 (paid March 2015).

Equity Award: On March 21, 2014, you were awarded 50,000 stock appreciation rights (SARs) under the Company’s 2013 Equity Incentive Plan at an exercise price of $1.00 per share, with a five-year vest and a ten-year life. You will also be considered for future grants of equity at a level commensurate with your position, in the discretion of the Compensation Committee.

Severance: In the event that your employment with the Company or its affiliates is terminated without cause, you shall be entitled to receive severance for a period of six months, less any applicable withholdings, at your then base salary. Such severance shall be paid out over the severance period in accordance with the Company’s normal pay schedule (not in a lump sum) commencing on or about the next payroll period following the termination date and receipt from you of an executed general release in the Company’s form. “Cause” shall have the same meaning as set forth in the Company’s 2013 Equity Incentive Plan. The severance shall cease if you secure gainful employment during the severance period.

Other Benefits/Term: You will continue to be eligible to participate in the Company’s benefit plans and/or replacement plans (to the extent that they continue to be offered to eligible employees) and to the vacation you were previously entitled. Your employment is “at will”.

Thank you for your ongoing contributions to the success of our Company.

Very truly yours,

/s/ Raphael Benaroya
Raphael Benaroya
Chairman, President and CEO
Kid Brands, Inc.

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